Exhibit 99.1

ARMADA HOFFLER PROPERTIES REPORTS SECOND QUARTER 2014 RESULTS

FFO of $0.19 Per Diluted Share and Core FFO of $0.21 Per Diluted Share

Operating Property Portfolio at 94.6% Occupancy

Company Raised 2014 Outlook

VIRGINIA BEACH, VA, August 5, 2014 — Armada Hoffler Properties, Inc. (NYSE: AHH), a full service real estate company, which develops and owns high-quality office, retail and multifamily properties in key Mid-Atlantic markets, today announced its results for the quarter ended June 30, 2014.

Highlights include:

•	Funds From Operations (“FFO”) of $6.3 million, or $0.19 per diluted share for the quarter ended June 30, 2014.

•	Core FFO of $6.8 million, or $0.21 per diluted share for the quarter ended June 30, 2014.

•	Occupancy increased slightly to 94.6%, compared to 94.5% as of March 31, 2014.

•	Initial occupancy at the new 4525 Main Street office tower in the Town Center of Virginia Beach commenced in June 2014.

•	Construction contract backlog of $179.0 million as of June 30, 2014, which includes the Harbor Point project in Baltimore, Maryland.

•	Cash dividend of $0.16 per share payable on October 9, 2014 to stockholders of record on October 1, 2014.

•	Today, the company announced that West Elm, Free People, lululemon, francesca’s and Tupelo Honey Cafe have signed leases for retail space at the Town Center of Virginia Beach. This completes the co-tenancy requirement for the anchor tenant, Anthropologie, and rounds out the Company’s strategy to position Town Center as a premium upscale destination.

•	On August 4, 2014, the Company announced that it has entered into an agreement to acquire Dimmock Square, a retail power center located in Colonial Heights, Virginia. The Dimmock Square acquisition will add over 100,000 square feet of 100% occupied retail space to the Company’s operating property portfolio. The agreement provides that

August 5, 2014

the Company will acquire a 100% interest in Dimmock Square in exchange for approximately 990,000 units of limited partnership interest in the Company’s operating partnership and approximately $10 million of cash. The acquisition is expected to be accretive to annual FFO per diluted share and is expected to close in the third quarter of 2014.

•	The Company is continuing its long-standing strategy to sell single tenant assets from time-to-time. The Company recently entered into an agreement to sell the Virginia Natural Gas office building, located near Town Center, for approximately $8.9 million, representing approximately 6.25 percent cap rate.

“This morning we reported another solid quarter and raised our full-year 2014 outlook,” commented Louis Haddad, Chief Executive Officer. “We are excited about the second-half of the year. We are executing on the goals laid out at the beginning of 2014 and, while only mid-way through the year, we have made great progress. This is a very exciting time for our company as each of our three divisions is firing on all cylinders.”

Financial Results

Net income was $2.3 million, or $0.07 per diluted share, for the three months ended June 30, 2014. FFO was $6.3 million, or $0.19 per diluted share, and Core FFO was $6.8 million, or $0.21 per diluted share, for the three months ended June 30, 2014. The Company believes that Core FFO is a useful supplemental performance measure as it excludes certain items including, but not limited to, losses on debt extinguishments, non-cash compensation expense and effects from non-stabilized development projects. A reconciliation of GAAP net income to FFO and Core FFO is presented on page eight of this release.

Operating Performance

The Company executed new and renewal office and retail leases totaling 49,262 square feet. At the end of the first quarter, the Company’s office, retail and multifamily operating property portfolios were 95.3%, 93.5% and 94.9% occupied, respectively.

Balance Sheet and Financing Activity

At the end of the first quarter, the Company had total outstanding debt of approximately $350 million, including $88.0 million outstanding on its revolving credit facility. Approximately 42% of the Company’s debt had fixed interest rates at June 30, 2014 and after considering interest rate swaps and LIBOR interest rate caps with strike prices at or below 150 basis points, approximately 75% of the Company’s debt was fixed or hedged at June 30, 2014.

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August 5, 2014

Outlook

The Company revised its full-year 2014 outlook parameters.

•	The Company raised its full-year 2014 Core FFO expectations, which excludes the impact from non-stabilized projects and non-cash comp, to approximately $27.5 million from the previous expectation, which was in-line with the full-year 2013 Core FFO (approximately $26.5 million).

This includes the impact from the recently announced Dimmock Square acquisition, which is expected to positively impact Core FFO by approximately $470,000, assuming a mid-third quarter 2014 closing.

•	The Company expects to deliver five development projects. These projects include: Greentree Shopping Center; Encore Apartments; and Whetstone Apartments; in addition to the already delivered 4525 Main Street, delivered in July 2014, and Liberty Apartments, completed in January 2014. The Company now expects the negative impact from non-stabilized projects in 2014 to be approximately $1.0 million compared to the previous expectation of $1.5 million. This is the amount that the Company will exclude from Core FFO.

•	The Company revised expected full-year 2014 general and administrative expenses to be approximately $7.6 million compared to the previous expectation of $7.8 million

•	Finally, the Company now expects the construction company’s annual segment profits to be approximately $4.3 million compared to the previous expectation of $4.0 million.

	Current Parameters As of June 30, 2014	Previous Parameters As of May 13, 2014
Core FFO (excluding the impact from non-stabilized projects)	Approximately $27.5 million	In-line with full-year 2013 Core FFO

Non-stabilized projects - negative impact to FFO (excluded from Core FFO)	Approximately $1.0 million	Approximately $1.5 million

General & administrative expense	Approximately $7.6 million	Approximately $7.8 million

Third party construction company annual segment gross profit	Approximately $4.3 million	Approximately $4.0 million

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August 5, 2014

Supplemental Financial Information

Further details regarding operating results, properties and leasing statistics can be found in the Company’s supplemental financial package available at www.ArmadaHoffler.com under the Investor Relations section.

Webcast and Conference Call

The Company will host a webcast and conference call on Tuesday, August 5, 2014 at 8:30 a.m. Eastern Time to review second quarter ended June 30, 2014 results and discuss recent events. The live webcast will be available through the Investor Relations page of the Company’s website, www.ArmadaHoffler.com, or through www.viavid.com. To participate in the call, please dial 877-407-3982 (domestic) or 201-493-6780 (international). A replay of the conference call will be available through Friday, September 5, 2014, by dialing 877-870-5176 (domestic) or 858-384-5517 (international) and entering the pass code 13586132.

About Armada Hoffler Properties, Inc.

Armada Hoffler Properties, Inc. is a full service real estate company with extensive experience developing, building, owning and managing high-quality, institutional-grade office, retail and multifamily properties in attractive markets throughout the Mid-Atlantic United States. The Company has elected to be taxed as a real estate investment trust (REIT) for U.S. federal income tax purposes.

Forward-Looking Statements

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These forward-looking statements may include comments relating to the current and future performance of the Company’s operating property portfolio, the Company’s identified and next generation development pipelines, the Company’s construction and development business, including backlog and timing of deliveries, and financing activities as well as acquisitions, dispositions and the Company’s financial outlook and expectations. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and other documents filed by the Company with the Securities and Exchange Commission.

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August 5, 2014

Non-GAAP Financial Measures

The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines FFO as net income (loss) (calculated in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures.

FFO is a supplemental non-GAAP financial measure. The Company uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the Company’s operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs.

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company’s properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company’s properties, all of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance.

Management also believes that the computation of FFO in accordance with NAREIT’s definition includes certain items that are not indicative of the results provided by the Company’s operating property portfolio and affect the comparability of the Company’s period-over-period performance. Accordingly, the Company further adjusts FFO to arrive at Core FFO, which eliminates certain of these items, including, but not limited to, gains and losses on the extinguishment of debt and non-cash stock compensation expense.

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August 5, 2014

For reference, as an aid in understanding the Company’s computation of FFO and Core FFO, a reconciliation of net income calculated in accordance with GAAP to FFO and Core FFO has been included on page eight of this release.

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August 5, 2014

ARMADA HOFFLER PROPERTIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	June 30,	December 31,
	2014	2013
	(Unaudited)
Assets
Real estate investments:
Income producing property	$436,450	$406,239
Held for development	8,592	—
Construction in progress	105,253	56,737
Accumulated depreciation	(112,024)	(105,228)

Net real estate investments	438,271	357,748

Cash and cash equivalents	16,271	18,882
Restricted cash	3,224	2,160
Accounts receivable, net	19,517	18,272
Construction receivables, including retentions	12,730	12,633
Construction costs and estimated earnings in excess of billings	1,287	1,178
Other assets	24,815	24,409

Total Assets	$516,115	$435,282

Liabilities and Equity
Indebtedness	$349,840	$277,745
Accounts payable and accrued liabilities	6,743	6,463
Construction payables, including retentions	34,631	28,139
Billings in excess of construction costs and estimated earnings	1,227	1,541
Other liabilities	16,474	15,873

Total Liabilities	408,915	329,761

Total Equity	107,200	105,521

Total Liabilities and Equity	$516,115	$435,282

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August 5, 2014

ARMADA HOFFLER PROPERTIES, INC. AND PREDECESSOR

CONDENSED CONSOLIDATED AND COMBINED INCOME STATEMENTS

(dollars in thousands, except per share)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
	(Unaudited)
Revenues
Rental revenues	$15,319	$14,231	$30,512	$27,629
General contracting and real estate services	20,495	23,291	39,729	41,247

Total revenues	35,814	37,522	70,241	68,876

Expenses
Rental expenses	3,840	3,399	7,816	6,628
Real estate taxes	1,408	1,248	2,751	2,460
General contracting and real estate services	19,354	22,503	37,339	39,961
Depreciation and amortization	4,057	4,020	8,026	7,179
General and administrative	1,981	2,857	4,027	3,574
Impairment charges	—	533	—	533

Total expenses	30,640	34,560	59,959	60,335

Operating income	5,174	2,962	10,282	8,541

Interest expense	(2,678)	(3,289)	(5,243)	(7,204)
Loss on extinguishment of debt	—	(1,125)	—	(1,125)
Gain on acquisitions	—	9,460	—	9,460
Other income	(194)	185	(82)	452

Income before taxes	2,302	8,193	4,957	10,124
Income tax (provision) benefit	(29)	211	(178)	211

Net income	2,273	8,404	4,779	10,335
Net income attributable to Predecessor	—	(89)	—	(2,020)

Net income attributable to stockholders and unitholders	$2,273	$8,315	$4,779	$8,315

Per Share:
Basic and Diluted	$0.07	$0.26	$0.15	$0.26
Weighted Average Common Shares and Units:
Basic and Diluted	33,035	31,664	32,931	31,664

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August 5, 2014

ARMADA HOFFLER PROPERTIES, INC.

RECONCILIATION OF NET INCOME TO CORE FUNDS FROM OPERATIONS

(dollars in thousands, except per share)

	Three Months Ended June 30, 2014	Six Months Ended June 30, 2014
	(Unaudited)
Net income	$2,273	$4,779

Depreciation and amortization	4,057	8,026

Funds From Operations	$6,330	$12,805

Non-cash stock compensation	193	522
Non-stabilized development projects	301	562
Loss on extinguishment of debt	—	—
Loan modification costs	—	—
Impairment charges	—	—

Core Funds From Operations	$6,824	$13,889

Funds From Operations per diluted share	$0.19	$0.39

Core Funds From Operations per diluted share	$0.21	$0.42

Common Shares and Units Outstanding	33,035	32,931

Contact:

Julie Loftus Trudell

Armada Hoffler Properties, Inc.

Vice President of Investor Relations

Email: JTrudell@ArmadaHoffler.com

Phone: (757) 366-6692

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